                                                     Registration No. 333-____

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-8

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ENTREMED, INC.
            (Exact Name of registrant as specified in its charter)


              Delaware                                   58-1959440
              ---------                                  ----------
 (State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                     Identification No.)

                          9640 Medical Center Drive
                          Rockville, Maryland 20850
                          --------------------------
        (Address, including zip code, of principal executive offices)

                 EntreMed, Inc. 2001 Long-Term Incentive Plan
                 --------------------------------------------
                           (Full title of the plan)

                            John W. Holaday, Ph.D.
                                EntreMed, Inc.
                          9640 Medical Center Drive
                          Rockville, Maryland 20850
                                (301) 217-9858
              (Name, address, including zip code, and telephone
              number including area code, of agent for service)

                                   Copy to:
                            Richard E. Baltz, Esq.
                               Arnold & Porter
                            555 12th Street, N.W.
                            Washington, D.C. 20004
                                (202) 942-5124

                            ---------------------

                       Calculation of Registration Fee

--------------------------------------------------------------------------------------
                                                           Proposed
                                          Proposed         maximum
                        Amount to be      maximum         aggregate       Amount of
Title of securities to   registered    offering price   offering price  registration
     be registered           (1)      per unit (2)(3)        (3)             fee
--------------------------------------------------------------------------------------
     Common Stock         2,250,000       $12.275        $27,618,750      $6,904.69
--------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, an additional undeterminable number of shares of Common Stock is being registered to cover any adjustment in the number of shares of Common Stock issuable pursuant to the anti-dilution provisions of the 2001 Long-Term Incentive Plan

(2) Calculated on the basis of the average of the high and low sale prices of the Registrant's Common Stock as reported on August 16, 2001 on the Nasdaq National Market which date is within 5 business days prior to the date of the filing of this Registration Statement.

(3) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h).

                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by EntreMed, Inc. ("Registrant" or "Company") (File No. 0-20713) with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("Exchange Act"), are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2000, as amended.

        (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

        (c) The description of the common stock of the Company, par value $0.01 per share ("Common Stock"), contained in a registration statement Form 8-A filed by the Company on May 14, 1996, and any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

ITEM 4.        DESCRIPTION OF SECURITIES.

Not Applicable.

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


ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The consolidated financial statements of EntreMed, Inc. appearing in EntreMed, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law (the "DGCL") sets forth conditions and limitations governing the indemnification of officers and directors of the Company and certain other persons. Section 145 of the DGCL is hereby incorporated herein by reference. The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Company shall indemnify any person to the full extent permitted by the DGCL.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation and Bylaws and the DGCL, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        As authorized by Section 102(b)(7) of the DGCL, the Company's Amended and Restated Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not eliminate a director's duty of care nor does it limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief or remedies such as an injunction or rescission in the event of a director's breach of the duty of care. These provisions will not alter the liability of directors under federal securities laws.



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


        The Company has obtained and maintains insurance policies having a face amount totaling $20,000,000 (subject to certain deductible provisions and exclusions) covering its officers and directors and indemnifying them against loss on account of claims made against them, including, but not limited to, damages, judgments, costs and the costs of defense of such claims, arising from breach of duty, neglect, error, negligent misrepresentations, omission or act, or any claim arising solely by reason of status as an officer or director.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED

        Not Applicable.

ITEM 8.        EXHIBITS

        The exhibits listed on the Exhibit Index on page II-7 of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 9.        UNDERTAKINGS

The Registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


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

               Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

        2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        4. That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

        5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Rockville, State of Maryland, on August 20, 2001.

                                    ENTREMED, INC.


                                    By:     /s/ John W. Holaday, Ph.D.
                                            ----------------------------

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                        Title                             Date
---------                        -----                             ----
/s/ John W. Holaday, Ph.D.       Co-Chairman of the Board and      August 20, 2001
--------------------------       Chief Executive Officer
John W. Holaday, Ph.D.

        *                        Principal Accounting and          August 20, 2001
--------------------------       Financial Officer
Dane Saglio

        *                        Co-Chairman of the Board and      August 20, 2001
--------------------------       Director
Wendell M. Starke

        *                        Director                          August 20, 2001
--------------------------
Donald S. Brooks

        *                        Director                          August 20, 2001
--------------------------
Jerry Finkelstein

        *                        Director                          August 20, 2001
--------------------------
Jennie C. Hunter-Cevera

        *                        Director                          August 20, 2001
--------------------------
Peter S. Knight

        *                        Director                          August 20, 2001
--------------------------
Mark C.M. Randall

* By /s/ John W. Holaday, Ph.D.
     --------------------------
     John W. Holaday, Ph.D.
      Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit 4 EntreMed, Inc. 2001 Long-Term Incentive Plan, filed herewith.

Exhibit 5                Opinion of Arnold & Porter, filed herewith.

Exhibit 23.1 Consent of Arnold & Porter, included in the opinion filed as Exhibit 5 hereto.

Exhibit 23.2             Consent of Ernst & Young LLP, filed herewith.

Exhibit 24 Powers of Attorney of certain officers and directors of EntreMed, Inc., filed herewith.



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